Exhibit 99.1
Press Release

Community Partners Bancorp Adopts Shareholder Rights Plan

MIDDLETOWN, N.J., July 20, 2011 (GlobeNewswire) -- The Board of Directors of Community Partners Bancorp (Nasdaq: CPBC), (the "Company") today adopted a Shareholder Rights Plan designed to protect shareholders from abusive takeover tactics and attempts to acquire control of the Company at an inadequate price. The Plan provides for the issuance of a right to purchase one unit of preferred stock for each outstanding share of common stock. The rights will not be currently exercisable or transferable, and no separate certificates evidencing the rights will be distributed unless certain specified events occur. The rights will attach to shares of the Company's common stock outstanding on August 1, 2011, and will expire in ten years.

Each right will initially entitle shareholders to buy one unit of a newly authorized series of junior participating preferred stock at an exercise price of $25.00. If a person, group, or other entity becomes the beneficial owner of, or announces a tender offer for, 10.0% or more of the Company's common stock, the rights separate from the common stock, and if not redeemed by the Company's Board of Directors within a 10 day period of time, become exercisable. They also separate from the common stock, and if not redeemed by the Company's Board of Directors within a 10 day period of time, become exercisable if a person or group, who has become a beneficial owner of at least 5.0% of the Company's common stock or total voting power, is determined by the Board of Directors to be an "adverse person." An "adverse person" under the Company's plan includes a person or group whose ownership of Company common stock is intended to cause the Company to repurchase shares beneficially owned by such person or to cause pressure on the Company to enter into a transaction resulting in financial gain to such person under circumstances determined by the Board not to be in the best interests of the Company.

After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 10.0% or more beneficial owner or an "adverse person") will entitle the holder to purchase either the Company's preferred stock (or common stock or other substitute securities) or the common stock of the potential acquirer, at a substantially reduced price.

The Company will generally be entitled to redeem rights at $0.001 per right at any time until the tenth business day following public announcement that a 10.0% position has been acquired, or a person has been deemed an "adverse person." At any time prior to the date that the rights have become non-redeemable, the Board can extend the redemption period. The Company can also exchange the rights for shares of preferred stock or other securities, under certain circumstances.

William D. Moss, President and Chief Executive Officer of the Company, said, "The plan is similar to plans adopted by over 1,000 public companies, including many banks and thrifts and their holding companies." He added that the plan was not adopted in response to any effort to acquire control of the Company, and that materials summarizing the plan would be mailed to shareholders in the near future.

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com . More information about Community Partners Bancorp is available at www.communitypartnersbancorp.com .

CONTACT: A. Richard Abrahamian
Executive Vice President & Chief Financial Officer
Phone:  (732) 216-0166
E-mail: rabrahamian@tworiverbank.com
William D. Moss
President and Chief Executive Officer
Phone:  (732) 706-9009
E-mail: wmoss@tworiverbank.com